Robert S. Carmack named as a Director of Frederick County Bank

FREDERICK, Md., May 31, 2012 /PRNewswire/ -- John N. Burdette, Chairman of the Board for Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank (the "Bank"), announced today that Robert S. Carmack has been appointed to the Board of Directors for the Company and the Bank.

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"We are very pleased and honored to have this talented business professional join us on the Company's and Bank's Board of Directors. Mr. Carmack has demonstrated extraordinary skills in the business world as well as in the Frederick community and will bring a unique blend of experience to the leadership of Frederick County Bank," said Mr. Burdette.

Robert ("Bob") Carmack is a lifelong resident of Frederick County. Graduating from Frederick High School in 1972, Bob studied business at Frederick Community College before becoming a full time life insurance agent with the Prudential Insurance Company in 1974. In 1975, Bob became a licensed life, property & casualty insurance agent with Stoffer-Sanner Insurance Agency. In 1980, Bob became a Vice-President with Stoffer-Sanner, and since 1996 has served as President and CEO of Carmack Insurance Group (formerly known as Stoffer-Sanner).

Bob is currently active in a number of professional associations. He has served as President of Frederick County Independent Agents Association and the Life Underwriters Association of Frederick County. He is a past President of Montgomery Insurance Company Agents Advisory Board (HERRAC) and is a fifteen year member of State Auto Mutual's Inner Circle, as well as, a thirteen year member of Erie Insurance Company's Founders Club of Excellence. Bob is a current member of the Insurance Agent & Brokers Association of PA, MD and DC and is a life member of Life Underwriters Training Council. An active community volunteer, Bob has served on the boards of Gale House, American Cancer Society, United Way of Frederick County and Cloverhill Swim Club. Bob resides in Frederick with his wife Linda and their three children.

Frederick County Bank celebrated its ten year anniversary on October 18, 2011 and has posted positive quarterly earnings continuously since 2002, its second year in operation. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through five offices, four of which are in the City of Frederick and one office located in Walkersville, Maryland. FCB's newest branch office on the East side of Frederick City near the airport opened on January 11, 2012. Frederick County Bank maintains a solid Four Star Rating from Bankrate.com and the top Five Star Rating from Bauer Financial, Inc., both as of December 31, 2011.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, +1-240-529-1507